Exhibit 10.3
BOB EVANS FARMS, INC. AND AFFILIATES
THIRD AMENDED AND RESTATED
EXECUTIVE DEFERRAL PROGRAM
Originally effective January 1, 1999
First Amendment and Restatement effective June 14, 1999
Second Amendment and Restatement effective May 1, 2002
Third Amendment and Restatement effective January 1, 2008

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

ARTICLE II	PARTICIPATION	6

2.01.	Eligibility and Election to Participate	6
2.02.	Designation of Beneficiary	7

ARTICLE III	CONTRIBUTIONS	8

3.01.	Participant Deferrals	8
3.02.	Employer Nonqualified Matching Contributions	8
3.03.	Discretionary Employer Contributions	8

ARTICLE IV	MEMBERS’ ACCOUNTS; ALLOCATIONS	9

4.01.	Members’ Accounts	9
4.02.	Allocations of Pre-2008 Deferrals	9
4.03.	Allocations of Post-2008 Deferrals	9
4.04.	Calculating Net Gains or Losses; Crediting of Accounts	10

ARTICLE V	INVESTMENT FUNDS	10

ARTICLE VI	AMOUNT AND DISTRIBUTION OF BENEFITS	10

6.01.	In General — Time and Form of Distribution	10
6.02.	Changes to Time and Form of Distribution	13
6.03.	Hardship Withdrawals	14
6.04.	Vested Benefits	15

ARTICLE VII	PLAN COMMITTEE	16

7.01.	Appointment of Committee	16
7.02.	Powers and Duties	16
7.03.	Actions by the Committee	17
7.04.	Interested Committee Members	17
7.05.	Indemnification	17
7.06.	Conclusiveness of Action	17
7.07.	Payment of Expenses	17
7.08.	Claims Procedure	17

ARTICLE VIII	AMENDMENT TO THE PLAN	19

8.01.	Right to Amend	19
8.02.	Amendment Procedure	20

ARTICLE IX	TERMINATION OF THE PLAN	20

9.01.	Right to Terminate	20
9.02.	Plan Merger and Consolidation	20
9.03.	Successor Employer	20

ARTICLE X	UNFUNDED PLAN	20

ARTICLE XI	MISCELLANEOUS	21

11.01.	Voluntary Plan	21
11.02.	Non-alienation of Benefits	21
11.03.	Inability to Receive Benefits	21
11.04.	Lost Members	21
11.05.	Limitation of Rights	22
11.06.	Invalid Provision	22
11.07.	Governing Law	22
11.08.	Code §409A	22

ii

BOB EVANS FARMS, INC. AND AFFILIATES
THIRD AMENDED AND RESTATED
EXECUTIVE DEFERRAL PROGRAM
Effective January 1, 1999, Bob Evans Farms, Inc. (“Corporation”) adopted the Plan to provide deferred compensation to a select group of its management or highly compensated employees. Effective June 14, 1999, the Corporation amended and restated the Plan to allow it to make Discretionary Employer Contributions to the Accounts of selected Members. Effective May 1, 2002, the Corporation adopted the second amended and restated version of the Plan, which was subsequently amended effective as of January 1, 2005 and January 1, 2006. Effective January 1, 2008, the Corporation adopts the third amended and restated version of the Plan. This Plan is intended to be an unfunded, nonqualified program of deferred compensation within the meaning of Title I of ERISA.
ARTICLE I
DEFINITIONS
Whenever used in this Plan, the following words and phrases will have the meanings given below. Also, the singular form of any term will include the plural, the plural form will include the singular, the masculine pronoun will include the feminine and the feminine pronoun will include the masculine. Other words and phrases also may be defined in the Plan text.
Accounts means the Employer Nonqualified Matching Contribution Account and the Nonqualified Employee Deferral Account established for each Participant under Sections 4.01(a) and (b) respectively and the Discretionary Employer Contribution Account established under Section 4.01(c) for any Member for whose benefit the Employer makes a Discretionary Employer Contribution.
Base Salary means the gross base salary earned by a Participant for services performed for the Corporation or any other Group Member.
Beneficiary means the person designated by a Member under Section 2.02 to receive any death benefits payable under Section 6.01.
Board means the Corporation’s board of directors.
Bonus means any cash incentive award that (a) becomes payable to a Participant pursuant to any incentive plan maintained by the Corporation or any other Group Member and (b) is designated by the Committee as a “Bonus” under this Plan.
Change Agreement means an individual agreement between the Corporation and any Member describing the effect of a Change in Control.

Change in Control means:
(a) With respect to any Member who is a party to a Change Agreement, a “change in control” as defined in (and subject to the terms of) that Member’s Change Agreement; and
(b) With respect to all Members, approval by the Corporation’s stockholders of a definitive agreement (i) to merge or consolidate the Corporation with or into another corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which any of the Corporation’s common stock (or any security issued in substitution, exchange or in lieu of the Corporation’s common stock) (“Common Shares”) would be converted into cash, securities or other property of another corporation, other than a merger of the Corporation in which holders of the Corporation’s Common Shares immediately before the merger have the same proportionate ownership of shares of the surviving corporation immediately after the merger as immediately before or (ii) within a 12-consecutive-calendar-month period, to sell or otherwise dispose of 50 percent or more of the Book Value (as defined below) of the Group’s assets. For purposes of this definition, “Book Value” will be established on the basis of the latest consolidated financial statement the Corporation filed with the Securities and Exchange Commission before the date any 12-consecutive-calendar month measurement period began.
Code means the Internal Revenue Code of 1986, as amended.
Committee means the Plan Committee described in Article VII.
Compensation means total cash remuneration earned by a Participant, including Base Salary, any Bonus, any Fiscal Year Compensation and any Performance-Based Compensation, for services performed for the Corporation or any other Group Member.
Deferral Election Form means a written or electronic Salary Deferral Election Form and/or a written or electronic Bonus Deferral Election Form that each Eligible Employee completes to specify the portion of his or her Compensation to be deferred under the Plan. To the extent applicable, “Deferral Election Form” shall include any enrollment form or deferral notice used under the Plan prior to January 1, 2008.
Disability means:
(a) With respect to Grandfathered Amounts, the date that it is established by a licensed physician selected by the Committee that the Member is not able to engage in any substantial gainful activity because of a medically determinable physical or mental impairment that is expected to result in death or to be of long, continued and indefinite duration. The Committee will consistently apply uniform principles when determining if a Member is disabled.
(b) With respect to Section 409A Amounts:
(i) The Member is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(ii) The Member is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Member’s Employer; or
(iii) The Member is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.
Discretionary Employer Contribution Account means the account established for each Participant to which Discretionary Employer Contributions, if any, are allocated as described in Section 3.03.
Distribution Accounts means the In-Service Distribution Account, the Education Distribution Account and the Retirement Distribution Account, each as described in Section 4.02. Each Distribution Account shall consist of at least one Sub-Account for each separate deferral affecting amounts for which services were performed or began before January 1, 2008 under Section 3.01. Where appropriate, a reference to a Member’s Distribution Accounts shall include a reference to each applicable Sub-Account that has been established thereunder.
Effective Date means January 1, 1999, with respect to the Plan, June 14, 1999, with respect to the first amendment and restatement of the Plan, May 1, 2002, with respect to the second amendment and restatement of the Plan, and January 1, 2008, with respect to the third amendment and restatement of the Plan.
Eligible Employee means each person employed by a Group Member who is a member of its select group of management or is a highly compensated employee.
Employer means the Group Member by which a Member is directly employed on the date of any event, act or occurrence described in this Plan. If, without a Separation from Service, a Member becomes a common law employee of a Group Member other than the Employer, that Group Member will automatically become that Member’s “Employer” under this Plan and will be fully liable as the Member’s Employer for all obligations arising under this Plan with respect to that Member during the period of that employment relationship.
Employer Nonqualified Matching Contribution Account means the account established for each Participant to which Employer contributions described in Section 3.02 are allocated.
ERISA means the Employee Retirement Income Security Act of 1974, as amended.
Fiscal Year Compensation means cash compensation (a) relating to a period of service that is coextensive with one or more consecutive taxable years of the Corporation or any other Group Member, of which no amount is paid or payable during the taxable year(s) of the Corporation or any other Group Member constituting the period of service and (b) that is designated by the Committee as “Fiscal Year Compensation” under this Plan.
Grandfathered Amounts means the portion, if any, of a Member’s Accounts that was earned and vested under the Plan (within the meaning of Code §409A) as of December 31, 2004 and any earnings (whether actual or notional) attributable to such portion of the Member’s Account (within the meaning of Code §409A).
Group means the Corporation and all persons with whom the Corporation would be considered a single employer under Code §§414(b) and (c).
Group Member means each entity that is a member of the Group.
Inactive Participant means a Participant who (a) has not Separated from Service but (i) no longer meets the eligibility conditions described in Section 2.01 or (ii) has cancelled his or her deferrals under Section 2.01(c), or (b) has Separated from Service but has not received a complete distribution of his or her Accounts.
Investment Funds means the funds established by the Committee under Article V to measure the investment gains and losses attributable to each Member’s Accounts.
Member means, collectively, (a) a Participant or (b) an Inactive Participant.
Nonqualified Employee Deferral Account means the account established for each Participant to which the deferrals described in Section 3.01(a) are allocated.
Participant means an Eligible Employee who is participating in the Plan as provided in Section 2.01.
Performance-Based Compensation means cash compensation (a) the amount of which, or the entitlement to which, is contingent on the satisfaction of organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, provided that such criteria have been established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates and the outcome is substantially uncertain at the time the criteria are established and (b) that has been designated by the Committee as “Performance-Based Compensation” under this Plan. Any Performance-Based Compensation must meet the requirements of Code §409A and Treasury Regulation §1.409A-1(e).
Plan means the Bob Evans Farms, Inc. and Affiliates Third Amended and Restated Executive Deferral Program, as described in this document and as it may be amended from time to time.
Plan Year means each 12-month period beginning on January 1, 1999 (and anniversaries of that date) while the Plan is in effect.
Post-2008 Deferrals has the meaning set forth in Section 4.03.
Pre-2008 Deferrals has the meaning set forth in Section 4.02(a).
Qualified 401K Plan means the Bob Evans Farms, Inc. and Affiliates 401K Retirement Plan, as it may be amended.

Section 409A Amounts means the portion of a Member’s Accounts that is not Grandfathered Amounts.
Separation from Service means a “separation from service” with the Group within the meaning of Treasury Regulation §1.409A-1(h).
Service Threshold means (a) the Member has completed at least ten Years of Vesting Service or (b) the sum of the Member’s age (measured in whole years only) and Years of Vesting Service (measured in whole years only) equals at least 70.
Severe Financial Hardship means:
(a) With respect to Grandfathered Amounts, (i) a sudden or unexpected illness or accident incurred by the Member or a member of the Member’s immediate family or (ii) the loss of the Member’s property due to casualty or other similar extraordinary and unforeseeable circumstances attributable to events beyond the Member’s control; and
(b) With respect to Section 409A Amounts, a severe financial hardship to the Member within the meaning of Treasury Regulation §1.409A-3(i)(3) resulting from: (i) an illness or accident of the Member or the Member’s spouse or dependent (as defined in Code §152 without regard to Code §§152(b)(1), (b)(2) and (d)(1)(B)); (ii) loss of the Member’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member.
Specified Employee means a “specified employee” within the meaning of Treasury Regulation §1.409A-1(i) and as determined under the Corporation’s policy for determining specified employees.
Spouse or Surviving Spouse means an individual who is legally married to a Member.
Sub-Account means a sub-account maintained for each deferral of Compensation relating to services that were performed or began prior to January 1, 2008, and earnings or losses credited to such sub-account in accordance with Section 4.03.
Trust Agreement means the agreement, and any amendments to that agreement, between the Corporation and the Trustee providing for the management, investment and disbursement of funds held in the Trust Fund.
Trust Fund means the fund established under the Trust Agreement.
Trustee means the bank, trust company or individual designated by the Corporation to hold and invest the Trust Fund and to pay Plan benefits and expenses authorized by the Committee.
2000 Account means the separate account established for the benefit of each Member for whom the Corporation made an additional, nonrecurring contribution as of January 1, 2000. Except as otherwise provided in this Plan, each 2000 Account will be administered and distributed as if it is part of the affected Member’s Discretionary Employer Contribution Account.

Valuation Date means the last day of each calendar quarter during each Plan Year, or more frequent dates if the Committee, in its sole discretion, decides that more frequent valuations are needed for any reason.
Years of Vesting Service means the number of whole years during which the Member has been employed by the Corporation and any other Group Members, beginning on the Member’s date of hire with the Group.
ARTICLE II
PARTICIPATION
2.01. Eligibility and Election to Participate
(a) Eligibility. In its sole discretion, the Committee will decide which Eligible Employees may participate in the Plan and the earliest date on which they may participate.
(b) Election to Participate.
(i) In General. Except as otherwise provided in this Section 2.01(b), each Eligible Employee who is selected by the Committee to participate in the Plan may become a Participant (or continue or reinstate his or her active participation) in the Plan for any Plan Year by electing to defer Base Salary, any Bonus and/or any other Compensation (as designated by the Committee in its sole discretion) for services to be performed during such Plan Year pursuant to a Deferral Election Form and by submitting such form to the Committee by no later than December 31 of the immediately preceding Plan Year.
(ii) First Year of Eligibility. In the discretion of the Committee, a Participant who first becomes eligible to participate in the Plan during a Plan Year may elect to defer any Compensation designated by the Committee in its sole discretion pursuant to a Deferral Election Form within 30 days after the date on which the Participant is first eligible to participate in the Plan, with respect to any such Compensation to be paid for services to be performed after such election is made. For purposes of this Section 2.01(b)(ii), a Participant is first eligible to participate in this Plan only if the Participant is not a participant in any other agreement, method, program or arrangement that, along with this Plan, would be treated as a single nonqualified deferred compensation plan under Treasury Regulation §1.409A-1(c)(2).
(iii) Fiscal Year Compensation. In the discretion of the Committee, a Participant may make a separate Compensation deferral election with respect to any Fiscal Year Compensation pursuant to a Deferral Election Form submitted to the Committee. Such election must be made no later than the last day of the Corporation’s fiscal year immediately preceding the fiscal year during which the Participant will perform the services for which such Fiscal Year Compensation may be paid.
(iv) Performance-Based Compensation. In the discretion of the Committee, a Participant may make a separate Compensation deferral election with respect to any Performance-Based Compensation pursuant to a Deferral Election Form submitted to the Committee. Such election must be made at least six months prior to the end of the performance period on which the Performance-Based Compensation is based and meet any other requirement set forth in Treasury Regulation §1.409A-2(a)(8); provided that in no event may an election to defer be made after such Performance-Based Compensation has become readily ascertainable.
(v) Evergreen Elections. A Participant’s deferral election(s) (or any modification thereof) under this Section 2.01 will continue to apply to Compensation in future years (and become irrevocable on the applicable dates described above) unless and until the Participant makes a new Deferral Election in accordance with Section 2.01(b)(i), 2.01(b)(iii) or 2.01(b)(iv).
(vi) Inactive Participants. An Inactive Participant will not be permitted to submit a Deferral Election Form.
(c) Cancellation of Deferrals.
(i) Except to the extent provided in Section 2.01(c)(ii), a Participant will not be permitted to change, terminate or revoke the Participant’s deferral elections for such year after the applicable deadline set forth in Section 2.01(b).
(ii) Any deferrals by a Participant who obtains a Severe Financial Hardship distribution or a hardship distribution pursuant to Treasury Regulation §1.401(k)-(d)(3) from a tax-qualified defined contribution plan of the Group will be cancelled following the date of such distribution. An otherwise Eligible Employee shall not be eligible to make another deferral election under the Plan until the later of the end of (A) the suspension period prescribed under the Qualified 401K Plan and (B) the Plan Year in which the Participant received the distribution. A Participant whose deferrals have been cancelled pursuant to this Section 2.01(c)(ii) may elect to make later Compensation deferrals under the Plan only in accordance with Section 2.01(b).
2.02. Designation of Beneficiary
(a) Each Member may designate one or more Beneficiaries by completing a written or electronic beneficiary designation form prescribed by the Committee. Unless a Member who designates more than one Beneficiary also specifies the sequence or the portion of the death benefit to be paid to each Beneficiary, the death benefit will be paid in equal shares to all named Beneficiaries.
(b) A Member may change his or her Beneficiary at any time by completing a new beneficiary designation form in accordance with such form’s instructions. No change of Beneficiary will be effective until the revised form is received by the Committee. The identity of a Member’s Beneficiary will be based only on the designation in the form described in this section and will not be inferred from any other evidence.
(c) If a Member has not made an effective Beneficiary designation or if the Member’s Beneficiary dies before the Member, any Plan death benefit will be paid to the Member’s Surviving Spouse or, if there is no Surviving Spouse, to the Member’s estate. Any minor’s share of a Plan death benefit will be paid to the adult who has been appointed to act as the minor’s legal guardian and who has assumed custody and support of that minor.
(d) The Member and the Beneficiary (and not the Committee) are responsible for ensuring that the Committee has the Beneficiary’s current address.
ARTICLE III
CONTRIBUTIONS
3.01. Participant Deferrals
(a) Deferral Amounts. At the times and in the manner prescribed in Section 2.01(b), each Participant may elect to defer up to: (i) 100 percent of the Participant’s Bonuses, Fiscal Year Compensation and Performance-Based Compensation; plus (ii) 80 percent of the Participant’s Base Salary. These amounts will be credited to the Participant’s Nonqualified Employee Deferral Account.
(b) Payroll Deductions. Participant deferrals will be made only by payroll deductions authorized by the Participant.
3.02. Employer Nonqualified Matching Contributions
(a) Each Employer intends to make an annual contribution to the Plan from its current or accumulated profits. This contribution will be calculated for each Plan Year under the following formula:
(i) The percentage of compensation to be matched under the Qualified 401K Plan for that Plan Year, minus the actual deferral percentage for all highly compensated employees calculated for that Plan Year under the Qualified 401K Plan, multiplied by
(ii) The rate at which deferrals are matched under the Qualified 401K Plan for that Plan Year, multiplied by
(iii) The amount deferred under the Plan by the Participant for that Plan Year.
(b) Employer Nonqualified Matching Contributions made under this formula will be allocated to the Employer Nonqualified Matching Contribution Account of each Participant who both (i) deferred a portion of the Participant’s Compensation to the Plan for the Plan Year for which the matching contribution is made and (ii) is employed by a Group Member on the last day of the Plan Year for which the matching contribution is made.
3.03. Discretionary Employer Contributions
An Employer may allocate amounts, in addition to those described in Section 3.02, to the Discretionary Employer Contribution Account of one or more Members. The amount contributed and the Members affected are wholly within the Employer’s discretion.

ARTICLE IV
MEMBERS’ ACCOUNTS; ALLOCATIONS
4.01. Members’ Accounts
With respect to each Member, the Committee will maintain:
(a) An Employer Nonqualified Matching Contribution Account to record: (i) the Employer Nonqualified Matching Contributions made to the Member under Section 3.02, adjusted by the net income, gains or losses that are deemed attributable to those amounts (as described in Section 4.03); minus (ii) any distributions made from this Account.
(b) A Nonqualified Employee Deferral Account to record: (i) the Member’s deferrals pursuant to Section 3.01(a), adjusted by the net income, gains or losses that are deemed attributable to those amounts (as described in Section 4.03); minus (ii) any distributions made from this Account.
(c) A Discretionary Employer Contribution Account to record: (i) the Discretionary Employer Contributions, if any, made to the Member under Section 3.03, adjusted by the net income, gains or losses that are deemed attributable to those contributions (as described in Section 4.03); minus (ii) any distributions made from this Account.
4.02. Allocations of Pre-2008 Deferrals
(a) With respect to Compensation deferrals relating to services that were performed or began prior to January 1, 2008 (“Pre-2008 Deferrals”), when completing a Deferral Election Form, a Participant could direct that the deferrals made pursuant to Section 3.01 be allocated to one or more of the Participant’s Retirement Distribution Account, In-Service Distribution Account or Education Distribution Account. If a Participant did not specify the Distribution Account(s) to which his or her deferrals were to be allocated, all such deferrals were allocated to the Participant’s Retirement Distribution Account. Any change to transfer a previously allocated Sub-Account from one Distribution Account to another Distribution Account will be effective only if such change meets the requirements described in Section 6.02.
(b) With respect to Pre-2008 Deferrals, amounts deferred under a Member’s Employer Nonqualified Matching Contribution Account and Discretionary Employer Contribution Account, if any, were allocated to his or her Retirement Distribution Account.
4.03. Allocations of Post-2008 Deferrals
With respect to Compensation deferrals relating to services performed entirely on or after January 1, 2008 (“Post-2008 Deferrals”), (a) deferrals made pursuant to Section 3.01 will be allocated to the Participant’s Nonqualified Employee Deferral Account and will not be further allocated to a Distribution Account and (b) amounts deferred under a Member’s Employer Nonqualified Matching Contribution Account and Discretionary Employer Contribution Account will not be further allocated to a Distribution Account.

4.04. Calculating Net Gains or Losses; Crediting of Accounts
As of each Valuation Date and except as provided in the Trust Agreement, the Trustee will determine the value of each Investment Fund established by the Committee under Article 5. The value of each Investment Fund will be calculated as if it had been invested as directed by Members. Any increase or decrease in the value of each Investment Fund, less associated administrative and other Plan expenses described in Section 7.07, will be allocated to the Accounts of each Member who was deemed to have invested in that fund since the preceding Valuation Date. This allocation will be based on (a) the value of the Investment Fund on the preceding Valuation Date and (b) the portion of that value that is deemed to have been comprised of the Member’s Accounts.
ARTICLE V
INVESTMENT FUNDS
The Committee will establish and maintain one or more Investment Funds that will be used to measure the value of each Member’s Accounts; provided that neither the Group nor the Trustee is obliged to make the investments chosen by any Member. Each Member must select the Investment Fund(s) that will be used to measure the value of his or her Accounts by completing the appropriate section of the applicable Deferral Election Form. Rules and regulations relating to investment selections, including the frequency with which investment selections may be changed and the minimum percentage of a Member’s Accounts that may be treated as invested in each Investment Fund, will be established, from time to time, by the Committee and announced to Members.
ARTICLE VI
AMOUNT AND DISTRIBUTION OF BENEFITS
6.01. In General — Time and Form of Distribution
(a) Pre-2008 Deferrals.
(i) In-Service Distribution Account. With respect to Pre-2008 Deferrals (and any earnings related thereto), the vested portion of each Sub-Account within a Member’s In-Service Distribution Account will be distributed in a lump sum within 30 days following the earliest of (A) the first day of the calendar year specified in the Member’s Deferral Election Form, (B) the Member’s death, (C) the date the Member becomes Disabled, or (D) the date the Member Separates from Service before reaching age 55.
(ii) Education Distribution Account. With respect to Pre-2008 Deferrals (and any earnings related thereto), the vested portion of each Sub-Account within a Member’s Education Distribution Account will be distributed (or begin to be distributed) within 30 days following the earliest of (A) the first day of the calendar year specified in the Member’s Deferral Election Form, (B) the Member’s death, (C) the date the Member becomes Disabled, or (D) the date the Member Separates from Service before reaching age 55. Each such Sub-Account, to the extent vested, will be distributed in five substantially equal annual installments; provided, however, that the Member may elect that such distribution be made in a lump sum in the year specified in the Member’s

Deferral Election Form or in four or fewer substantially equal annual installments beginning in the year specified in such Deferral Election Form. Notwithstanding the foregoing, if a distribution of the Education Distribution Account is due to a Member’s death, Disability or Separation from Service before reaching age 55, such distribution shall be made in a lump sum.
(iii) Retirement Distribution Account. With respect to Pre-2008 Deferrals (and earnings related thereto), the vested portion of each Sub-Account within a Member’s Retirement Distribution Account will be distributed (or begin to be distributed) within 30 days following the earliest of (A) the first day of the calendar year specified in the Member’s Deferral Election Form, (B) the Member’s death, (C) the date the Member becomes Disabled, or (iv) the date the Member Separates from Service (regardless of the Member’s age). Each such Sub-Account, to the extent vested, will be distributed in a lump sum or in substantially equal monthly, quarterly or annual installments for a period of no more than ten years as elected by the Member in the Member’s Deferral Election Form. Notwithstanding the foregoing, if a distribution of the Retirement Distribution Account is due to a Member’s death, Disability or Separation from Service before reaching age 55, such distribution shall be made in a lump sum.
(iv) Substantially Equal Installments. If a Member elects substantially equal annual installments under this Section 6.01(a), (A) the first distribution will equal the value of the vested portion of the applicable Sub-Account as of the most recent Valuation Date divided by the number of annual installments elected, and (B) each distribution thereafter will be made on the anniversary of the initial distribution date and will equal the balance of the vested portion of the applicable Sub-Account as of the most recent Valuation Date divided by the number of remaining annual installments. If a Member elects monthly or quarterly installments under Section 6.01(a)(iii), the amount of each distribution will be calculated as described in the preceding sentence; provided that such amount shall further be divided by twelve in the case of monthly installments or four in the case of quarterly installments.
(b) Post-2008 Deferrals.
(i) Nonqualified Employee Deferral Account. With respect to Post-2008 Deferrals (and earnings related thereto), the Nonqualified Employee Deferral Account will be distributed (or begin to be distributed) within 30 days following the earliest to occur of (A) the first day of the calendar year specified in the Member’s Deferral Election Form, (B) the Member’s death, (C) the date of the Member’s Disability or (D) the date of the Member’s Separation from Service.
(A) In-Service Distributions. If a distribution under this Section 6.01(b)(i) is based on the first day of the calendar year specified in the Member’s Deferral Election Form, such distribution shall be made in a lump sum or up to 10 substantially equal annual installments, as elected by the Member in the applicable Deferral Election Form. Notwithstanding the foregoing, if a Member elects annual installments under this subparagraph (A), but Separates from

Service prior to receiving all of those annual installments, any remaining balance shall be paid in accordance with subparagraph (C) below.
(B) Distributions Upon Death or Disability. If a distribution under this Section 6.01(b)(i) is due to the Member’s death or Disability, such distribution shall be made in a lump sum.
(C) Distributions Upon Separation from Service. If a distribution under this Section 6.01(b)(i) is due to the Member’s Separation from Service, the Member has reached the Service Threshold and the present value of the Member’s Accounts is at least $25,000 as of the Valuation Date immediately preceding the Member’s Separation from Service, then such distribution shall be made in a lump sum or up to 20 substantially equal annual installments, as elected by the Member in the applicable Deferral Election Form. If a distribution under this Section 6.01(b)(i) is due to the Member’s Separation from Service under any other circumstances, such distribution shall be made in a lump sum.
Notwithstanding the foregoing, if a Member does not make a timely election relating to a distribution under this Section 6.01(b)(i), then such distribution shall be made in a lump sum.
(ii) Employer Nonqualified Matching Account and Discretionary Employer Contribution Account. With respect to Post-2008 Deferrals (and earnings related thereto), the vested portions of a Member’s Employer Nonqualified Matching Account and Discretionary Employer Contribution Account will be distributed (or begin to be distributed) within 30 days following the earliest to occur of (A) the Member’s death, (B) the date the Member becomes Disabled or (C) the date the Member Separates from Service. Distributions of amounts described in this Section 6.01(b)(ii) shall be made in accordance with subparagraphs (B) and (C) of this Section 6.01(b)(i).
(iii) Installments. If a Member has selected substantially equal annual installments under this Section 6.01(b), (A) the first distribution will equal the value of the vested portion of the applicable Account as of the most recent Valuation Date divided by the number of annual installments selected, and (B) each distribution thereafter will be made on the anniversary of the initial distribution date and will equal the balance of the vested portion of the applicable Account as of the most recent Valuation Date divided by the number of remaining annual installments.
(c) Valuation. Unless otherwise provided in this Plan, the amount of all distributions (including those made to a Member who Separates from Service before reaching age 55) will be determined as of the Valuation Date immediately preceding the date the distribution is to be made or begin, as the case may be.
(d) Death Benefits. Notwithstanding anything in this Plan to the contrary, if a Member dies after the occurrence of another distribution event, but before his or her Accounts have been fully distributed, the undistributed value of the Member’s Accounts will be paid to the Member’s Beneficiary in a lump sum within 60 days after the Member’s death.

(e) Distribution Delay for Specified Employees. Notwithstanding anything in this Plan to the contrary, in the case of any Member who is a Specified Employee as of the date of his or her Separation from Service, any Section 409A Amounts due to the Member under the Plan in connection with such Separation from Service will not be distributed for a period of six months after the date of such Separation from Service (“Six-Month Delay Period”) or, if earlier, the date of the Specified Employee’s death. If the Six-Month Delay Period applies to a Member, each payment of Section 409A Amounts to which the Member is entitled under this Plan in connection with the Member’s Separation from Service shall be delayed for six months.
(f) Limited Cashout. Notwithstanding anything in this Plan to the contrary, the Corporation, in its sole discretion, may make a lump sum distribution of a Member’s Accounts under the Plan if: (i) the distribution results in the termination and liquidation of the entirety of the Member’s interest under the Plan and all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation §1.409A-1(c)(2); and (ii) the aggregate distribution under the arrangements is not greater than the applicable dollar amount under Code §402(g)(1)(B).
(g) Full Discharge. Once a Member’s Accounts have been fully distributed, the Corporation, all other Group Members, the Committee and the Plan will have no further liability to the Member or, if appropriate, to his or her Beneficiary.
6.02 Changes to Time and Form of Distribution
(a) Grandfathered Amounts. With respect to Grandfathered Amounts, a Member may:
(i) Change the form in which a Sub-Account of the Member’s Retirement Distribution Account will be (or is being) distributed. This request must be made in writing and will be approved by the Committee only to the extent that it affects distributions made more than 12 months after the date such request is received by the Committee.
(ii) Change the form in which a Sub-Account of the Member’s Education Distribution Account will be distributed by returning a completed Deferral Election Form to the Committee specifying the revised form of distribution but only if the Deferral Election Form is returned to the Committee at least 12 months and one day before the distribution from the Education Distribution Account is to be made under the terms of an earlier election.
(iii) Transfer a previously allocated Sub-Account from one Distribution Account to another Distribution Account by returning a completed Deferral Election Form to the Committee specifying the Distribution Account but only if the Deferral Election Form is returned to the Committee at least 12 months and one day before the amount to be transferred otherwise would have been distributable under the terms of the most recent election.
(iv) Change the distribution dates described in Sections 6.01(a) but only if (A) the Member returns to the Committee a completed Deferral Election Form specifying the new distribution date and the Distribution Account (or portion of that account) to which it relates and (B) the Deferral Election Form deferring the distribution date is returned to the Committee at least 12 months and one day before the previously specified distribution date.
(b) Section 409A Amounts. With respect to Section 409A Amounts, a Member will be permitted to change the Member’s distribution elections with respect to an Account (or, if applicable, Sub-Account) if such change meets the following requirements:
(i) A Member may change the form or timing of distribution (based on the choices available under the applicable subsections of Section 6.01) by submitting an election on a new Deferral Election Form; provided, however, that such change must meet the following requirements: (A) the election may not take effect until at least 12 months after the date on which such election is made; (B) the payment with respect to which such election is made must be deferred (other than a distribution upon death, Disability or Severe Financial Hardship) for a period of not less than five years from the date such payment would otherwise have been paid; and (C) any subsequent election affecting a distribution at a specified time (or pursuant to a fixed schedule) may not be made less than 12 months before the date the payment is scheduled to be paid. A subsequent election may be changed at any time before the last permissible date for making such election, as described in this Section 6.02(b).
(ii) Once the distribution of an Account (or, if applicable, Sub-Account) to a Member begins, no changes to the Member’s distribution election with respect to such Account (or, if applicable, Sub-Account) will be permitted.
6.03. Hardship Withdrawals
Notwithstanding the foregoing, in its sole discretion, the Committee may distribute all or a portion of the Member’s Nonqualified Employee Deferral Account before the time otherwise determined under Section 6.01 if the Committee decides that the Member has encountered a Severe Financial Hardship. A distribution based on a Severe Financial Hardship will not be greater than the lesser of (i) the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from distribution) or (ii) the value of the Member’s Nonqualified Employee Deferral Account as of the distribution date. To the extent a distribution based on a Severe Financial Hardship is taken from a Member’s Distribution Accounts, such distribution will be taken proportionately from each of the Member’s Distribution Accounts. A distribution of Section 409A Amounts under this Section 6.03 may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Member’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cancellation of deferrals in accordance with Section 2.01(c)(ii).

6.04. Vested Benefits
(a) A Member who is actively employed by a Group Member after December 31, 2001 will be vested in 100 percent of the value of the Member’s Nonqualified Employee Deferral Account.
(b) Subject to Section 6.04(d), a Member will be vested in amounts credited to his or her Employer Nonqualified Matching Contribution Account and, unless the Employer specifies otherwise when a Discretionary Employer Contribution is made, his or her Discretionary Employer Contribution Account, if any, under the following table:

YEARS OF VESTING SERVICE
WHEN PARTICIPANT
SEPARATES FROM SERVICE	VESTED PERCENTAGE
1	0%
2	20%
3	40%
4	60%
5	80%
6	100%
(c) Subject to Section 6.04(d), a Member will be fully vested in his or her 2000 Account on the later of (i) reaching age 55 and (ii) completing at least six Years of Vesting Service.
(d)	(i) Regardless of a Member’s Years of Vesting Service, the Member will be fully vested in his or her Employer Nonqualified Matching Contribution Account and, unless the Employer specifies otherwise when a Discretionary Employer Contribution is made, the Member’s Discretionary Employer Contribution Account, if any, at the earliest of (A) age 55, (B) the date the Member dies or (C) the date the Member become Disabled.

(ii) Regardless of a Member’s Years of Vesting Service, the Member will be fully vested in his or her 2000 Account on the earliest of (A) the date the Member dies or (B) the date the Member becomes Disabled.

(iii) Subject to any limitation imposed under a Change Agreement, if, within 36 months after a Change in Control, (A) the Plan is terminated and not replaced with a similar program providing comparable benefits and features or (B) with respect to a Member who is a party to a Change Agreement, an event occurs that generates a change in control payment under the Member’s Change Agreement, such Member will be fully vested in all of his or her Accounts.
(e) The vested percentage of a Member who Separated from Service before the effective date of this third amendment and restatement will be determined in accordance with the terms of the Plan in effect on the date the Member Separated from Service.

ARTICLE VII
PLAN COMMITTEE
7.01. Appointment of Committee
The Board will appoint a committee of at least three persons to administer the Plan. A Committee member may resign at any time by sending written notice to the Board specifying the effective date of his or her termination (which must always be prospective). Vacancies in the Committee will be filled by the Board as the need arises. Also, in its sole discretion, the Board may remove any Committee member at any time by giving written notice of removal to the affected Committee member and specifying the effective date of that action (which must always be prospective).
7.02. Powers and Duties
The Committee is fully empowered to exercise complete discretion to administer the Plan and to construe and apply all of its provisions. The Committee may delegate any of its powers and duties to any other person or organization. These powers and duties include:
(a) Determining which employees are Eligible Employees, which of them may participate in the Plan, their Years of Vesting Service and the value of their benefits;
(b) Resolving disputes that may arise with regard to the rights of Eligible Employees, Members and their legal representatives or Beneficiaries under the terms of the Plan;
(c) Obtaining from each Group Member, Member and Beneficiary information that the Committee needs to determine any Member’s or Beneficiary’s rights and benefits under the Plan. The Committee may rely conclusively upon any information furnished by a Group Member, a Member or a Beneficiary;
(d) Compiling and maintaining all records it needs to administer the Plan;
(e) Upon request, furnishing each Employer with reasonable and appropriate reports of its administration of the Plan;
(f) Authorizing the Trustee to distribute all benefits that are payable under the Plan;
(g) Engaging legal, administrative, actuarial, investment, accounting, consulting and other professional services that the Committee believes are necessary and appropriate;
(h) Adopting rules and regulations for the administration of the Plan that are not inconsistent with the terms of the Plan; and
(i) Doing and performing any other acts provided for in the Plan.

7.03. Actions by the Committee
The Committee may act at a meeting, or in writing without a meeting, by the vote or assent of a majority of its members. The Committee will appoint one of its members to act as a secretary to record all Committee actions. The Committee also may authorize one or more of its members to execute papers and perform other ministerial duties on behalf of the Committee.
7.04. Interested Committee Members
No member of the Committee may participate in any Committee action that directly affects that member’s individual interest in the Plan. These matters will be determined by a majority of the remainder of the Committee.
7.05. Indemnification
(a) The Corporation will indemnify and hold harmless any Committee member or employee who performs services to or on behalf of the Plan (the “Indemnified Party”) against all liabilities and all reasonable expenses (including attorney fees and amounts paid in settlement other than to any Group Member) incurred or paid in connection with any threatened or pending action, suit or proceeding brought by any party in connection with the Plan. However, this indemnification will not extend to any Indemnified Party whose conduct in connection with the Plan is found to have been grossly negligent or wrongful. This determination will be based on any final judgment rendered in connection with the action, suit or proceeding complaining of the conduct or its effect or, if no final judgment is rendered, by a majority of the Board or by independent counsel to whom the Board has referred the matter.
(b) The obligations under this section may be satisfied, in the Corporation’s discretion, through the purchase of a policy or policies of insurance providing equivalent protection.
7.06. Conclusiveness of Action
Subject to Section 7.08, any action on matters within the discretion of the Committee will be conclusive, final and binding upon all Members and upon all persons claiming any rights hereunder, including Beneficiaries.
7.07. Payment of Expenses
Committee members will not be separately compensated for their services relating to the Plan. However, the Corporation will reimburse Committee members for all appropriate expenses they incur while carrying out their Plan duties.
7.08. Claims Procedure
(a) Filing Claims. Any Member or Beneficiary (a “claimant”) who believes that he or she is entitled to an unpaid Plan benefit may file a claim with the Committee.
(b) Notification to Claimant. If the claim is wholly or partially denied, the Committee will, within a reasonable period of time, and within 90 days of the receipt of such claim, or if the claim is a claim on account of Disability, within 45 days of the receipt of such claim, provide the claimant with written notice of the denial setting forth in a manner calculated to be understood by the claimant:
(i) The specific reason or reasons for which the claim was denied;
(ii) Specific reference to pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the claim;
(iii) A description of any additional material or information that the claimant may file to perfect the claim and an explanation of why this material or information is necessary;
(iv) An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the claimant’s right to bring a civil action under ERISA §502(a) following an adverse determination upon review; and
(v) In the case of an adverse determination of a claim on account of Disability, the information to the claimant shall include, to the extent necessary, the information set forth in Department of Labor Regulation §2560.503-1(g)(1)(v).
If special circumstances require the extension of the 45-day or 90-day period described above, the claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Committee expects to reach a decision. Any extension for deciding a claim will not be for more than an additional 90-day period, or if the claim is on account of Disability, for not more than two additional 30-day periods.
(c) Review Procedure. If a claim has been wholly or partially denied, the affected claimant, or his or her authorized representative may:
(i) Request that the Committee reconsider its initial denial by filing a written appeal within 60 days after receiving written notice that all or part of the initial claim was denied (180 days in the case of a denial of a claim on account of Disability);
(ii) Review pertinent documents and other material upon which the Committee relied when denying the initial claim; and
(iii) Submit a written description of the reasons for which the claimant disagrees with the Committee’s initial adverse decision.
An appeal of an initial denial of benefits and all supporting material must be made in writing within the time periods described above and directed to the Committee. The Committee is solely responsible for reviewing all benefit claims and appeals and taking all appropriate steps to implement its decision.
The Committee’s decision on review will be sent to the claimant in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the appeal. The Committee will consider all information submitted by the claimant, regardless of whether the information was part of the original claim. The decision will also include a statement of the claimant’s right to bring an action under ERISA §502(a).
The Committee’s decision on review will be made not later than 60 days (45 days in the case of a claim on account of Disability) after the Committee’s receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than 120 days (90 days in the case of a claim on account of Disability) after receipt of the request for review. This notice to the claimant will indicate the special circumstances requiring the extension and the date by which the Committee expects to render a decision and will be provided to the claimant prior to the expiration of the initial 45-day or 60-day period.
Notwithstanding anything in this Section 7.08 to the contrary, in the case of a claim on account of Disability: (A) the review of the denied claim shall be conducted by a named fiduciary who is (i) determined by the Committee and (ii) neither the individual who made the benefit determination nor a subordinate of such person; and (B) no deference shall be given to the initial benefit determination. For issues involving medical judgment, the Committee (or, if applicable, the named fiduciary) must consult with an independent health care professional who may not be the health care professional who decided the initial claim.
To the extent permitted by law, the decision of the Committee (if no review is properly requested) or the decision of the Committee (or, if applicable, the named fiduciary) on review, as the case may be, will be final and binding on all parties. No legal action for benefits under the Plan will be brought unless and until the claimant has exhausted his or her remedies under this section.
ARTICLE VIII
AMENDMENT TO THE PLAN
8.01. Right to Amend
The Corporation may modify, alter or amend the Plan at any time. However, no amendment may affect any Member’s or Beneficiary’s vested rights accrued under the Plan before the effective date of that amendment without the Member or, if applicable, the Beneficiary’s consent. If an amendment heightens the vesting conditions described in Section 6.04, each Member having three or more Years of Vesting Service may elect to have his or her vested rights computed without regard to that amendment, but only if the Member files a written election to this effect with the Committee during the period beginning on the date the amendment is adopted and ending on the later of (a) 60 days after the date the amendment is adopted; (b) 60 days after the amendment is effective or (c) 60 days after the Member is issued a written notice of the amendment.

8.02. Amendment Procedure
The Board, an executive committee of the Board or other Board committee or any executive officer to which or to whom the Board delegates discretionary authority over the Plan may exercise the Corporation’s right to amend the Plan.
ARTICLE IX
TERMINATION OF THE PLAN
9.01. Right to Terminate
(a) The Corporation may terminate the Plan in whole or in part at any time by written action of its Board. Each Member affected by a full or partial Plan termination or by a complete discontinuance of contributions will be 100 percent vested in the value of all of his or her Accounts.
(b) In the event of a termination of the Plan, the Committee may (i) distribute any Grandfathered Amounts at the time the Plan terminates or partially terminates, even if this date is earlier than the date benefits otherwise would be distributed under Article VI or (ii) hold such Grandfathered Amounts until they are otherwise payable under the terms of the Plan.
(c) In the event of a termination of the Plan, except as permitted under Treasury Regulation §1.409A-3(j)(4)(ix), no Section 409A Amounts shall be distributed until they are otherwise payable under the terms of the Plan.
9.02. Plan Merger and Consolidation
If the Plan is merged into or consolidated with any other plan, each affected Member will be entitled to a benefit immediately after the merger, consolidation or transfer (determined as if the surviving plan had then terminated) at least equal to the benefit he or she had accrued immediately before the merger or consolidation (determined as if the Plan terminated immediately before that merger or consolidation).
9.03. Successor Employer
If any Employer dissolves into, reorganizes, merges into or consolidates with another business entity, provision may be made by which the successor will continue the Plan and Trust, in which case the successor will be substituted for the Employer under the terms and provisions of this Plan and the Trust Agreement. The substitution of the successor for the Employer will constitute an assumption by the successor of all Plan liabilities and the successor will have all of the powers, duties and responsibilities of the Employer under the Plan.
ARTICLE X
UNFUNDED PLAN
Notwithstanding any Plan provision to the contrary, the Plan constitutes an unfunded, unsecured promise by each Employer to pay only those benefits that are accrued by Members under the terms of the Plan. Neither the Corporation nor any other Group Member will segregate any assets into a fund established exclusively to pay Plan benefits unless the Corporation, in its sole discretion, establishes a trust for the purpose of holding assets from which all or part of a Plan benefit may be paid. Neither the Corporation nor any other Group Member is liable for the payment of Plan benefits that are actually paid from a trust established for that purpose. However, the Corporation (and each other Group Member) are obliged to pay any benefits not paid from any trust. Members, Beneficiaries and other persons claiming a Plan benefit through them have only the rights of general unsecured creditors and do not have any interest in or right to any specific asset of any Group Member. Nothing in this Plan constitutes a guaranty by the Corporation, any other Group Member or any other entity or person that their assets will be sufficient to pay Plan benefits.
ARTICLE XI
MISCELLANEOUS
11.01. Voluntary Plan
The Plan is purely voluntary on the part of each Group Member. None of the establishment of the Plan, any amendment to it, the creation of any fund or account or the payment of any benefits may be construed as giving any person (a) a legal or equitable right against any Group Member, the Trustee or the Committee other than those specifically granted under the Plan or conferred by affirmative action of the Committee or any Group Member in a manner that is consistent with the terms and provisions of this Plan or (b) the right to be retained in the service of any Group Member. All Members remain subject to discharge to the same extent as though this Plan had not been established.
11.02. Non-alienation of Benefits
The right of a Member, Beneficiary or any other person to receive Plan benefits may not be assigned, transferred, pledged or encumbered except as provided in the Member’s Beneficiary designation, by will or by applicable laws of descent and distribution. Any attempt to assign, transfer, pledge or encumber a Plan benefit will be null and void and of no legal effect.
11.03. Inability to Receive Benefits
Any Plan benefit payable to a Member or Beneficiary who is declared incompetent will be paid to the guardian, conservator or other person legally charged with the care of his or her person or estate. Any payment made under this section will completely discharge the Plan’s liability with respect to that payment. The Committee is not required to see to the application of any distribution made to any person.
11.04. Lost Members
Each Member is obliged to keep the Committee apprised of his or her current mailing address and that of his or her Beneficiary. The Committee’s obligation to search for any Member or Beneficiary is limited to sending a registered or certified letter to the Member’s or Beneficiary’s last known address.

11.05. Limitation of Rights
Nothing in the Plan, expressed or implied, is intended or may be construed as conferring upon or giving to any person, firm or association (other than Group Members, Members, their Beneficiaries and their successors in interest) any right, remedy or claim under or by reason of this Plan.
11.06. Invalid Provision
If any provision of this Plan is held to be illegal or invalid for any reason, the Plan will be construed and enforced as if the offending provision had not been included in the Plan. However, that determination will not affect the legality or validity of the remaining parts of this Plan.
11.07. Governing Law
The Plan will be governed by and construed in accordance with the laws of the United States and, to the extent applicable, the laws of Ohio.
11.08 Code §409A
(a) It is intended that the Plan comply with Code §409A and the Treasury Regulations promulgated thereunder (and any subsequent IRS notices or guidance), and this Plan will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to any Member.
(b) The Corporation may accelerate the time or schedule of a distribution of Section 409A Amounts to a Member at any time the Plan fails to meet the requirements of Code §409A and the Treasury Regulations promulgated thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code §409A and the Treasury Regulations promulgated thereunder.
(c) Notwithstanding any terms of the Plan to the contrary, a Member shall be allowed to make changes to the time and/or form of distribution of the Member’s Section 409A Amounts in calendar year 2008, as permitted by the transition relief provided in IRS Notice 2007-86.